Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in Registration Statements on Form S-8 No. 333-234230 and 333-252228 of our report dated March 30, 2021, of INVO Bioscience, Inc. relating to the audit of the consolidated financial statements as of December 31, 2020 and 2019, and for the periods then ended, and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPA’s, PLLC

Houston, TX

March 30, 2021